Exhibit 10.1

AMENDMENT NO. 5
TO THE
SUPPLEMENTAL RETIREMENT PLAN
FOR EMPLOYEES OF
WEBSTER BANK

The Supplemental Retirement Plan for Employees of Webster Bank, as amended and restated effective as of January 1, 2003, is hereby amended as follows:

(1) Effective as of July 1, 2006 (the effective date of the transfer of recordkeeping services for the Plan to Fidelity Investments), Section 4(b) of Article III of the Plan is amended to read as follows:

(b) (i) An Employee’s Supplemental Matching Contributions shall be credited with earnings and losses in the same manner as if the Supplemental Matching Contributions were actually invested in one or more of the investment options offered under the 401(k) Plan and elected by the Employee; provided, however, that: (A) the Fidelity Managed Income Portfolio shall not be deemed to be an investment option available under the 401(k) Plan; (B) the Webster Stock Fund shall not be deemed to be an investment option available under the 401(k) Plan, except that the Webster Stock Fund shall be deemed to be an investment option available under the 401(k) Plan for the Chairman and Chief Executive Officer, the President and Chief Operating Officer, and the Chief Financial Officer of the Bank effective on and after May 1, 2007; and (C) a Fidelity money market fund shall be deemed to be an investment option available under the 401(k) Plan.

(ii) An Employee may specify the percentage of the Supplemental Matching Contributions to be credited to the Plan on his or her behalf, or the percentage of his or her Supplemental Matching Contributions Account attributable to his or her Supplemental Matching Contributions, which will be credited with earnings and losses based on the investment options selected by the Employee. The Employee may change his or her election at any time by providing notice to the Board (or its designated representative), and any such change shall be effective as soon as practicable after it is received by the Board (or its designated representative). Any change in an Employee’s election shall be effective on a prospective basis only.

(iii) With respect to any Supplemental Matching Contributions credited to an Employee’s Supplemental Matching Contributions Account prior to July 1, 2006, interest (compounded monthly) shall be added to the balance credited to the Supplemental Matching Contributions Account from time to time: (A) as of the last day of each calendar year during the period beginning when the Supplemental Matching Contributions were first so credited, and ending on the last day of the calendar year preceding the date described in (B); and (B) as of the date of distribution of a final installment payment (pursuant to Section 5(a)(ii) of Article III) or a single sum distribution (pursuant to Section 5(a)(i) of Article III) of the amounts credited to the Employee’s Supplemental Matching Contributions Account. The rate of interest is the interest rate on one year United States Treasury obligations, as reported from time to time in The Wall Street Journal, plus fifty (50) basis points, adjusted monthly.

Notwithstanding the preceding paragraph of this Section 4(b)(iii) of Article III, an Employee who had not commenced to receive his or her Supplemental Matching Contributions prior to June 7, 2006 was permitted to elect to have any Supplemental Matching Contributions credited to his or her Supplemental Matching Contributions Account prior to July 1, 2006 credited with earnings and losses pursuant to the provisions of Section 4(b)(i) and Section 4(b)(ii) of Article III rather than being credited with interest pursuant to the preceding paragraph of this Section 4(b)(iii) of Article III. Any such election had to be made by June 7, 2006, and is irrevocable.

(2) Effective as of May 1, 2007, a new subsection (c) is added to Section 5 of Article III, as follows:

(c) Amounts paid under this Section 5 of Article III shall be paid in cash except that, prior to the commencement of payments, at the election of the Chairman and Chief Executive Officer, President and Chief Operating Officer, or Chief Financial Officer, or his or her Beneficiary if payments have not commenced at the time of the his or her death, the portion, if any, of the Supplemental Matching Contributions Account that is then credited with earnings and losses based on the value of Webster Financial Corporation common stock shall be distributed in shares of such common stock.

(3) All section numbers and cross references thereto are appropriately amended to effectuate the intention of the foregoing amendments.

Dated at Waterbury, Connecticut the            day of      , 20 .

ATTEST:	WEBSTER BANK, NATIONAL ASSOCIATION

By

Its Secretary	Title: